Exhibit 99.1

Investor Relations Strategic Public Relations	PondelWilkinson Inc. 2945 Townsgate Road, Suite 200 Westlake Village, CA 91361 T (310) 279 5980 W www.pondel.com

CONTACTS: NEWS RELEASE	Mark Astrachan SVP, Investor Relations & Corporate Development (951) 739-6200 Roger S. Pondel / Judy Lin PondelWilkinson Inc. (310) 279-5980

MONSTER BEVERAGE REPORTS 2026 SECOND QUARTER FINANCIAL RESULTS

2026 Second Quarter Highlights

•	Net Sales rise 20.2 percent to $2.54 billion

•	Net Income increases 19.6 percent to $584.5 million (15.7 percent to $590.5 million on a non-GAAP adjusted basis)[1]

•	Net Income Per Diluted Share increases 19.0 percent to $0.59 per share (15.2 percent to $0.60 per share on a non-GAAP adjusted basis)

1The tables at the end of this press release provide a reconciliation of non-GAAP financial measures to the Company’s results, as reported under GAAP. (See “Reconciliation of GAAP and Non-GAAP Information” below).

Corona, CA – August 6, 2026 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2026.

Net sales for the 2026 second quarter increased 20.2 percent to $2.54 billion, from $2.11 billion in the same period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the 2026 second quarter of $48.5 million. Net sales on a foreign currency adjusted basis (non-GAAP) increased 17.9 percent in the 2026 second quarter.

Net sales, excluding the Alcohol Brands segment (non-GAAP), increased 20.8 percent in the 2026 second quarter. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 18.5 percent in the 2026 second quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Bang Energy® drinks, StormTM and Reign Storm® total wellness energy drinks and FLRTTM total wellness energy drinks, increased 21.6 percent to $2.36 billion for the 2026 second quarter, from $1.94 billion for the 2025 second quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Monster Energy® Drinks segment of approximately $45.3 million for the 2026 second quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Monster Energy® Drinks segment increased 19.3 percent in the 2026 second quarter.

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Monster Beverage Corporation

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, Predator® and Fury®, increased 10.6 percent to $143.7 million for the 2026 second quarter, from $129.9 million in the 2025 second quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Strategic Brands segment of approximately $3.3 million for the 2026 second quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Strategic Brands segment increased 8.1 percent in the 2026 second quarter.

Net sales for the Alcohol Brands segment, which is comprised of various craft beers, flavored malt beverages and hard seltzers, decreased 15.2 percent to $32.2 million for the 2026 second quarter, from $38.0 million in the 2025 second quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, decreased 15.3 percent to $5.4 million for the 2026 second quarter, from $6.4 million in the 2025 second quarter.

Net sales to customers outside the United States increased 34.6 percent to $1.16 billion in the 2026 second quarter, from $864.2 million in the 2025 second quarter, representing approximately 46 percent and 41 percent of total reported net sales for the 2026 and 2025 second quarters, respectively. Net sales to customers outside the United States, on a foreign currency adjusted basis (non-GAAP), increased 29.0 percent to $1.11 billion in the 2026 second quarter.

Gross profit as a percentage of net sales for the 2026 second quarter was 55.9 percent, compared with 55.7 percent in the 2025 second quarter. The increase in gross profit as a percentage of net sales for the 2026 second quarter was primarily the result of pricing actions and product sales mix, partially offset by increased aluminum can costs, geographical sales mix and increased freight-in costs. Adjusted gross profit (non-GAAP) as a percentage of net sales, excluding the Alcohol Brands segment, for the 2026 second quarter was 56.3 percent, compared with 56.2 percent in the 2025 second quarter.

Distribution expenses for the 2026 second quarter were $118.8 million, or 4.7 percent of net sales, compared with $82.0 million, or 3.9 percent of net sales, in the 2025 second quarter.

Selling expenses for the 2026 second quarter were $269.2 million, or 10.6 percent of net sales, compared with $196.9 million, or 9.3 percent of net sales, in the 2025 second quarter. The increase in selling expenses for the 2026 second quarter was primarily due to increased social, digital, media and other marketing expenses, including sponsorships and endorsements, in order to reach a broader consumer audience and increase household penetration.

General and administrative expenses for the 2026 second quarter were $291.2 million, or 11.5 percent of net sales, compared with $265.9 million, or 12.6 percent of net sales, for the 2025 second quarter. Stock-based compensation was $35.7 million for the 2026 second quarter, compared with $33.2 million in the 2025 second quarter.

Operating expenses for the 2026 second quarter were $679.2 million, compared with $544.8 million in the 2025 second quarter. Adjusted operating expenses (non-GAAP) for the 2026 second quarter were $662.7 million, compared with $505.6 million in the 2025 second quarter. Operating expenses as a percentage of net sales for the 2026 second quarter were 26.8 percent, compared with 25.8 percent in the 2025 second quarter. Adjusted operating expenses (non-GAAP) as a percentage of net sales, less the Alcohol Brands segment, were 26.5 percent and 24.4 percent for the 2026 and 2025 second quarters, respectively.

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Monster Beverage Corporation

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Operating income for the 2026 second quarter increased 17.2 percent to $740.4 million, from $631.6 million in the 2025 second quarter. Adjusted operating income (non-GAAP) for the 2026 second quarter increased 13.3 percent to $748.1 million, from $660.1 million in the 2025 second quarter.

The effective tax rate for the 2026 second quarter was 23.9 percent, compared with 24.4 percent in the 2025 second quarter.

Net income for the 2026 second quarter increased 19.6 percent to $584.5 million, from $488.8 million in the 2025 second quarter. Adjusted net income (non-GAAP) for the 2026 second quarter increased 15.7 percent to $590.5 million, from $510.4 million in the 2025 second quarter. Net income per diluted share for the 2026 second quarter increased 19.0 percent to $0.59, from $0.50 in the 2025 second quarter. Adjusted net income per diluted share (non-GAAP) for the 2026 second quarter increased 15.2 percent to $0.60, from $0.52 in the second quarter of 2025.

Hilton H. Schlosberg, Chief Executive Officer, said, “We delivered a strong 2026 second quarter, with net sales increasing 20.2 percent and net income per diluted share increasing 19.0 percent.

“Our international operations continued their meaningful contribution to revenue growth, with net sales to customers outside the United States increasing 34.6 percent in the 2026 second quarter to approximately 46 percent of total net sales.

“The energy drink category continues to attract new consumers, expand usage occasions and increase household penetration. Our 2026 marketing strategy includes increased marketing investments across a variety of new platforms and partnerships, including social, digital and media, to support both existing product offerings and new product launches, as well as reach a broadening consumer base for the Company.

“We remain focused on the growth of our existing core offerings as well as the continued introduction of product innovations, which remain central to our long-term growth strategy,” Mr. Schlosberg added.

2026 Six-Months Results

Net sales for the six-months ended June 30, 2026 increased 23.3 percent to $4.89 billion, from $3.97 billion in the comparable period last year. Net changes in foreign currency exchange rates had a favorable impact of $137.8 million on net sales for the six-months ended June 30, 2026. Net sales on a foreign currency adjusted basis (non-GAAP) increased 19.8 percent in the six-months ended June 30, 2026. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 20.4 percent in the six-months ended June 30, 2026.

Gross profit as a percentage of net sales for the six-months ended June 30, 2026 was 55.5 percent, compared with 56.1 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2026 were $1.24 billion, compared with $1.02 billion in the comparable period last year.

Operating income for the six-months ended June 30, 2026 increased to $1.47 billion, from $1.20 billion in the comparable period last year.

The effective tax rate for the six-months ended June 30, 2026 was 24.0 percent, compared with 23.9 percent in the comparable period last year.

Net income for the six-months ended June 30, 2026 increased 23.9 percent to $1.15 billion, from $931.8 million in the comparable period last year.  Net income per diluted share for the six-months ended June 30, 2026 was $1.17, compared with $0.95 in the comparable period last year.

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Monster Beverage Corporation

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Share Repurchase Program

During the 2026 second quarter, no shares of the Company’s common stock were repurchased. As of August 5, 2026, approximately $900.0 million remained available for repurchase under the previously authorized repurchase programs.

Stock Split

As previously announced, the Company’s Board of Directors approved and declared a two-for-one stock split of its common stock to be effected in the form of a 100% stock dividend. The stock dividend will be distributed after close of trading on August 10, 2026. The Company anticipates its common stock to begin trading at the split-adjusted price on August 11, 2026.

Investor Conference Call

The Company will host an investor conference call today, August 6, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® and Punch Monster® Energy + Juice energy drinks, Java Monster® and Monster Killer Brew® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, StormTM and Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, FLRT™ total wellness energy drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market craft beers, flavored malt beverages and hard seltzers under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The BeastTM, Blind Lemon® and Blinder Lemon™. For more information visit www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the timing and completion of the stock split; our ability to sustain and/or surpass the current level of sales of our products, to adapt to changing consumer preferences, and to effectively respond to competitive products and pricing pressures; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; our ability to absorb, reduce or pass on to our bottlers/distributors increases in costs and expenses, including, but not limited to, increases to the cost of aluminum and other raw materials, the Midwest Premium, and freight costs; the impact of the current U.S. presidential administration’s policies on our energy drinks due to concerns about sugar-sweetened beverages, particular ingredients, such as food dyes, and the “generally recognized as safe” (GRAS) process; the impact of proposed or adopted domestic and/or foreign legislation to limit or restrict the sale of energy drinks (including the prohibition of the sale of energy drinks to certain demographics, at certain establishments, in certain container sizes or pursuant to certain governmental programs, such as the Supplemental Nutrition Assistance Program (SNAP)); the impact of changes in U.S. trade policies, including the imposition of additional tariffs; the impact of adverse changes in our costs, supply chain, inflation or consumer demand for our products; the imposition of new and/or increased excise sales and/or other taxes on our products; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the effects of unilateral decisions by bottlers/distributors and/or retailers on our business, including their distribution and placement of our products, their consolidation, their discontinuation, or restriction of the range of, all or any of our products that they carry, their limitations on the sale or sizes of our products, and/or their allocation of less resources to the sale of our products; changes in the price and/or availability of raw materials and other supply chain issues, such as the availability of products, suitable production facilities and/or co-packing arrangements; possible recalls of our products and/or the consequences and costs of defective production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; disruption to and/or lack of effectiveness of our information technology systems, including internal and external cybersecurity threats and breaches; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; liabilities resulting from legal or regulatory proceedings, government investigations, and/or injunctions; the inherent operational risks, including the abuse or misuse of our products presented by the alcoholic beverage industry and/or related claims that may not be adequately covered by insurance or may lead to litigation; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally; and the impact of military and geopolitical conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2025 and our subsequently filed quarterly report. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2026 AND 2025

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales[1]	$2,537,473	$2,111,593	$4,890,764	$3,966,150

Cost of sales	1,117,839	935,180	2,177,781	1,741,775

Gross profit[1]	1,419,634	1,176,413	2,712,983	2,224,375
Gross profit as a percentage of net sales	55.9%	55.7%	55.5%	56.1%

Operating expenses	679,192	544,791	1,242,582	1,023,008
Operating expenses as a percentage of net sales	26.8%	25.8%	25.4%	25.8%

Operating income[1]	740,442	631,622	1,470,401	1,201,367
Operating income as a percentage of net sales	29.2%	29.9%	30.1%	30.3%

Interest and other income, net	27,827	15,065	47,997	23,337

Income before provision for income taxes[1]	768,269	646,687	1,518,398	1,224,704

Provision for income taxes	183,729	157,893	364,373	292,917
Income taxes as a percentage of income before taxes	23.9%	24.4%	24.0%	23.9%

Net income	$584,540	$488,794	$1,154,025	$931,787
Net income as a percentage of net sales	23.0%	23.1%	23.6%	23.5%

Net income per common share:
Basic	$0.60	$0.50	$1.18	$0.96
Diluted	$0.59	$0.50	$1.17	$0.95

Weighted average number of shares of common stock and common stock equivalents:
Basic	978,662	975,749	978,487	974,691
Diluted	988,479	983,997	988,456	982,748

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	304,944	249,336	579,404	462,436
Average net sales per case[2]	$8.20	$8.29	$8.31	$8.39

1Includes $10.0 million for both the three-months ended June 30, 2026 and 2025, related to the recognition of deferred revenue. Includes $19.9 million for both the six-months ended June 30, 2026 and 2025, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2026 AND DECEMBER 31, 2025

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,192,424	$2,088,117
Short-term investments	1,226,832	677,084
Accounts receivable, net	1,902,421	1,618,072
Inventories	867,674	799,623
Prepaid expenses and other current assets	148,691	103,551
Prepaid income taxes	67,034	74,637
Total current assets	6,405,076	5,361,084

INVESTMENTS	781,314	487,329
PROPERTY AND EQUIPMENT, net	1,095,810	1,081,544
DEFERRED INCOME TAXES, net	189,427	188,646
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,381,827	1,379,268
OTHER ASSETS	197,194	159,431
Total Assets	$11,382,291	$9,988,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$753,751	$565,974
Accrued liabilities	335,527	306,085
Accrued promotional allowances	434,012	384,070
Deferred revenue	47,695	45,323
Accrued compensation	88,194	114,023
Income taxes payable	58,315	32,305
Total current liabilities	1,717,494	1,447,780

DEFERRED REVENUE	151,344	159,991
OTHER LIABILITIES	149,305	127,066

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,136,078 shares issued and 979,490 shares outstanding as of June 30, 2026; 1,132,906 shares issued and 978,113 shares outstanding as of December 31, 2025	5,680	5,665
Additional paid-in capital	5,572,830	5,430,847
Retained earnings	10,508,241	9,354,216
Accumulated other comprehensive loss	(112,846)	(60,841)
Common stock in treasury, at cost; 156,588 shares and 154,793 shares as of June 30, 2026 and December 31, 2025, respectively	(6,609,757)	(6,475,779)
Total stockholders’ equity	9,364,148	8,254,108
Total Liabilities and Stockholders’ Equity	$11,382,291	$9,988,945

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

The Company believes the following non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$2,537,473	$2,111,593	20.2%	$4,890,764	$3,966,150	23.3%
Currency Impact	(48,539)	N/A		(137,816)	N/A
Adjusted Net Sales – FX Neutral	$2,488,934	$2,111,593	17.9%	$4,752,948	$3,966,150	19.8%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$2,537,473	$2,111,593	20.2%	$4,890,764	$3,966,150	23.3%
Alcohol Brands Segment	(32,194)	(37,971)		(64,851)	(72,674)
Adjusted Net Sales – Less Alcohol	$2,505,279	$2,073,622	20.8%	$4,825,913	$3,893,476	23.9%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$2,537,473	$2,111,593	20.2%	$4,890,764	$3,966,150	23.3%
Alcohol Brands Segment	(32,194)	(37,971)		(64,851)	(72,674)
Currency Impact	(48,539)	N/A		(137,816)	N/A
Adjusted Net Sales – FX Neutral/Less Alcohol	$2,456,740	$2,073,622	18.5%	$4,688,097	$3,893,476	20.4%

Monster Energy® Drinks	Three-Months Ended		Percentage	Six-Months Ended		Percentage
Segment	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$2,356,131	$1,937,321	21.6%	$4,544,785	$3,652,869	24.4%
Currency Impact	(45,263)	N/A		(127,218)	N/A
Adjusted Net Sales	$2,310,868	$1,937,321	19.3%	$4,417,567	$3,652,869	20.9%

Strategic Brands Segment	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$143,721	$129,893	10.6%	$270,441	$228,225	18.5%
Currency Impact	(3,276)	N/A		(10,598)	N/A
Adjusted Net Sales	$140,445	$129,893	8.1%	$259,843	$228,225	13.9%

Foreign	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$1,163,111	$864,224	34.6%	$2,225,656	$1,597,426	39.3%
Currency Impact	(48,539)	N/A		(137,816)	N/A
Adjusted Net Sales	$1,114,572	$864,224	29.0%	$2,087,840	$1,597,426	30.7%

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Gross Profit	$1,419,634	$1,176,413	20.7%	$2,712,983	$2,224,375	22.0%
Alcohol Brands Segment	(8,874)	(10,736)		(19,384)	(20,004)
Adjusted Gross Profit	$1,410,760	$1,165,677	21.0%	$2,693,599	$2,204,371	22.2%
Adjusted Gross Profit as a percentage of Adjusted Net Sales – Less Alcohol	56.3%	56.2%		55.8%	56.6%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Operating Expenses	$679,192	$544,791	24.7%	$1,242,582	$1,023,008	21.5%
Alcohol Brands Segment	(16,209)	(25,368)		(36,367)	(56,126)
Litigation Provisions/ Adjustments	(309)	(13,818)		5,783	(13,818)
Adjusted Operating Expenses	$662,674	$505,605	31.1%	$1,211,998	$953,064	27.2%
Adjusted Operating Expenses as a percentage of Adjusted Net Sales – Less Alcohol	26.5%	24.4%		25.1%	24.5%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Operating Income	$740,442	$631,622	17.2%	$1,470,401	$1,201,367	22.4%
Alcohol Brands Segment	7,335	14,632		16,983	36,122
Litigation Provisions/ Adjustments	309	13,818		(5,783)	13,818
Adjusted Operating Income	$748,086	$660,072	13.3%	$1,481,601	$1,251,307	18.4%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Income	$584,540	$488,794	19.6%	$1,154,025	$931,787	23.9%
Alcohol Brands Segment	5,734	11,245		13,220	27,760
Litigation Provisions/ Adjustments	233	10,389		(4,355)	10,389
Adjusted Net Income	$590,507	$510,428	15.7%	$1,162,890	$969,936	19.9%

Adjustments in this table are net of tax.

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Income per common share - Diluted	$0.59	$0.50	19.0%	$1.17	$0.95	23.1%
Alcohol Brands Segment	0.01	0.01		0.01	0.03
Litigation Provisions/ Adjustments	-	0.01		-	0.01
Adjusted Net Income per common share - Diluted	$0.60	$0.52	15.2%	$1.18	$0.99	19.2%

Adjustments in this table are net of tax.